EXHIBIT 10.5(j)

                                    AMENDMENT
                                       TO
                              EMPLOYMENT AGREEMENT

     THIS AMENDMENT TO EMPLOYMENT AGREEMENT (the "Amendment") is made July 8, 2002 by and between Valassis Communications, Inc. (the "Corporation") and Richard P. Herpich (the "Executive").

     WHEREAS, the Corporation and the Executive entered into that certain Employment Agreement effective as of January 17, 1994, as amended on June 30, 1994, December 19, 1995, February 18, 1997, December 30, 1997, December 15, 1998, January 4, 2000, December 21, 2000, December 20, 2001 and May 13, 2002
(the "Employment Agreement"); and

     WHEREAS, the Corporation and the Executive desire to amend the Employment Agreement to, among other things, extend the term of employment and provide for the grant of stock options to the Executive.

     NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained, the parties hereto agree as follows:

     1. Section 1.(b) of the Employment Agreement shall be amended to read in its entirety as follows:

         "The Employment Period shall commence as of January 17, 1994 (the "Effective Date") and shall continue until the close of business on December 31, 2005."

     2. The following sentence shall be added to Section 3.(a) of the Employment Agreement:

         "The Executive's Annual Base Salary, payable on a biweekly basis, shall be at the annual rate of not less than $325,000 effective January 1, 2003."

     3. The following sentence shall be added to Section 3.(d) of the Employment Agreement:

         "The Corporation shall furnish to the Executive financial planning, tax and estate preparation services."

     4. Section 3 of the Employment Agreement shall be amended to insert a new subsection (g) to read in its entirety as follows:

         "Stock Options. The Executive shall be eligible to receive non-qualified options to purchase an aggregate of 393,000 shares of Common Stock of the Corporation pursuant to the Corporation's 2002 Long-Term Incentive Plan (or such other plan applicable to executives of the Corporation in effect from time to time) (each, an "Option" and collectively, the "Options"). The Options shall be granted by the Corporation in seven (7) semi-annual installments consisting of 56,143 Options each on April 1 and October 1 (each April 1 and October 1 shall be referred to herein as a "Date of Grant") commencing on October 1, 2002 through October 1, 2005. Each Option shall have a strike price equal to the Fair Market Value (as defined in the

     Corporation's applicable stock option plan) of the Corporation's Common Stock on the Date of Grant and shall become fully vested five (5) years from such Date of Grant and exercisable for two (2) years thereafter, with the same terms and conditions as the Corporation's then current standard non-qualified stock option agreement for executives, except as provided below. The Options shall also vest in accordance with the following stock performance targets for the Corporation's Common Stock: One third of each Option grant shall vest upon the Corporation's Common Stock achieving a market price of five dollars ($5.00) per share greater than the Fair Market Value of the Corporation's Common Stock on the Date of Grant; One-third of each Option grant shall vest upon the Corporation's Common Stock achieving a market price of ten dollars ($10.00) per share greater than the Fair Market Value of the Corporation's Common Stock on the Date of Grant; and the remaining one third of each Option grant shall vest upon the Corporation's Common Stock achieving a market price of fifteen dollars ($15.00) per share greater than the Fair Market Value of the Corporation's Common Stock on the Date of Grant; provided, however, that in no event shall an Option be exercised for the first six (6) months following a Date of Grant. Notwithstanding the foregoing, (A) upon a Change of Control (as defined in the Corporation's applicable stock option plan), (x) all shares with respect to which any Option granted prior to the Change of Control shall become fully exercisable and (y) any remaining Options not previously granted shall be immediately granted and become vested and fully exercisable with a strike price equal to the Fair Market Value of the Corporation's Common Stock on the day that is ninety (90) days prior to the public announcement of the Change of Control; and (B) upon termination of Executive's employment by the Corporation other than for Cause, (x) all shares with respect to which any Option granted shall become vested and fully exercisable and (y) any remaining Options not previously granted shall be immediately granted and become fully exercisable with a strike price equal to the Fair Market Value on the applicable Date of Termination."

     5. Section 5.(b) of the Employment Agreement shall be amended to read in its entirety as follows:

         "Termination by the Corporation for Cause or by the Executive. If the Executive's employment shall be terminated for Cause during the Employment Period, the Corporation shall have no further obligations to the Executive under Section 3 of this Agreement other than the obligation to pay the Executive Annual Base Salary through the Date of Termination plus the amount of any compensation previously deferred by the Executive, in each case to the extent theretofore unpaid and the timely payment or provision of Other Benefits. If the Executive terminates employment during the Employment Period, the Corporation shall have no further obligations under
     Section 3 of this Agreement to the Executive, other than for Accrued Obligations and the timely payment or provision of Other Benefits and the Executive shall have no liability to the Corporation solely on account of such termination. In such case, all such Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination."

     6. The Employment Agreement shall be amended to add a new Section 7 to read in its entirety as follows, and the subsequent Sections of the Agreement shall be renumbered accordingly:

     "7. Excise Taxes.

         (a) In the event it shall be determined that any payment or benefit provided under this Agreement, together with any other payments or benefits Executive is entitled to receive by reason of a Change in Control of the Company or a termination of his employment with the Company (collectively, the "Payments") would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986 ("Code") or any successor provision, or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, hereinafter collectively referred to as the "Excise Tax"), the Company shall pay Executive, at least 10 days prior to the time payment of any such Excise Tax is due, an additional amount (the "Gross-Up Payment") such that the net amount retained by Executive, after deduction of any Excise Tax and any federal, state and local taxes imposed on the Gross-Up Payment, shall be equal to the Excise Tax imposed on the Payments.

         (b) For purposes of determining whether any of the Payments will be subject to the Excise Tax and the amount of such Excise Tax, (1) the Payments shall be treated as "parachute payments" within the meaning of
     Section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of Section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel selected by the Company and acceptable to Executive the Payments (in whole or in part) do not constitute parachute payments or excess parachute payments or are otherwise not subject to the Excise Tax, (2) the amount of the Payments which shall be treated as subject to the Excise Tax shall be equal to the amount of "excess parachute payments" within the meaning of Section 280G(b)(1) (after applying clause (1) above), and (3) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Company's independent auditors in accordance with the principles of
     Section 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to pay federal income taxes at the highest marginal rate in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate in the state and locality of Executive's residence on the date of payment, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

         (c) In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time of termination of employment, Executive shall repay to the Company at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax). In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time of the termination of employment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest and penalties payable with respect to such excess) at the time that the amount of such excess is finally determined. Executive shall notify the Company of any audit by the Internal Revenue Service of Executive's federal income tax return for the year in which a payment under this Agreement is made within ten (10) days of Executive's receipt of notification of such audit. In addition, Executive shall also notify the Company of the final resolution of such audit within ten (10) days of such resolution."

     7. An additional sentence to renumbered Section 10.(a) shall be added to read as follows:

         "This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan, without reference to principles of conflict of laws."

     8. The Agreement shall be amended to insert a new Section 11. to read in its entirety as follows:

         "11.  Non-exclusivity of Rights.

         Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any benefit, plan, program, policy or practice provided by the Corporation and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any other contract or agreement entered into after January 1, 1992 with the Corporation (collectively, the "Other Benefits"). Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any benefit, plan, policy, practice or program of, or any contract or agreement entered into after the date hereof with, the Corporation at or subsequent to the Date of Termination, shall be payable in accordance with such benefit, plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement."

     9. All other terms of the Employment Agreement shall remain in full force and effect.

     10. This instrument, together with the Employment Agreement, contains the entire agreement of the parties with respect to the subject matter hereof.

     IN WITNESS WHEREOF, the Executive and the Corporation have caused this Agreement to be executed as of the day and year first above written.


                                   /s/ Valassis Communications, Inc.
                                   ---------------------------------------------


                                   /s/ Valassis Sales & Marketing Services, Inc.
                                   ---------------------------------------------


                                   /s/ Richard P. Herpich
                                   ---------------------------------------------